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                                  EXHIBIT 10.27



July 11, 1996

Mr. Rick Haugen
8 Bluff View
Irvine, CA  92715

Dear Rick:

We are very pleased to offer you the position of PRESIDENT AND CHIEF EXECUTIVE OFFICER with Amylin Pharmaceuticals, Inc. We believe you have the talent and experience to make a great contribution to Amylin, and that in turn we can offer you a stimulating innovative pharmaceutical environment with top class colleagues.

POSITION AND BASE SALARY: In your position as President, Chief Executive Officer and Director of the Company, you will be accountable to the Board of Directors, of which I will continue to serve as Chairman. Your salary will be $350,000 per annum, - the 1996 portion will be prorated from your start date less unpaid leave taken during 1996. You will be eligible for a merit salary review annually, consistent with the Company's compensation policy for executive officers.

PERFORMANCE BONUS: It is expected that during 1996, you and our head of Human Resources will make a recommendation to the Board regarding an incentive compensation program, which may include a performance bonus component. If a performance bonus plan is adopted, the expected target bonus of the President and CEO position would be 15% of base salary.

STOCK OPTIONS: Upon employment you will be granted an option to purchase 500,000 shares of Amylin stock (incentive stock options will be allowed subject to the maximum amount under IRS regulations). Of this total, 400,000 shares will be granted and priced on your start date and will be under the terms and conditions of Amylin's standard stock option program. Twenty-five percent of this 400,000 share grant will become exercisable one year from your start date, with the remaining seventy-five percent becoming exercisable daily in equal installments over the three-year period following your one-year anniversary. Notwithstanding the foregoing paragraph, in the event of the occurrence of a "Change in Control" (defined below) of the Company, then immediately prior to the effective date of such Change in Control, the foregoing vesting schedule shall be accelerated and the 400,000 shares shall become fully vested.

The remaining 100,000 shares will be granted and priced on your start date. This portion will be subject to longer term vesting which will be accelerated in full on the earliest date that the U.S. Food and Drug Administration or an appropriate European
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regulatory authority formally accepts the Company's first new drug application for regulatory review. This option will not be covered by the standard Change in Control provision. Instead, vesting credit will be given for the time from the start date to the effective date of a Change in Control based on the Company's standard four year vesting schedule described above. The unvested balance of the 100,000 shares would be assumable by the acquiring company.

For purposes of the preceding paragraph, "Change in Control" is defined as any of the following: (i) any merger, acquisition, consolidation, reorganization, or other similar transaction pursuant to which the shareholders of the Company prior to such merger, acquisition, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity or (ii) any liquidation or dissolution of the Company or any sale of all or substantially all of the assets of the Company.

In the future, you will be eligible for additional stock option grants on an annual basis based on your performance and based on the Company's merit stock option policy for executive officers.

RELOCATION: As you will be moving from Irvine to San Diego, Amylin will pay for real estate commissions of up to 6% of the sale price of your former home and reasonable closing costs on the same home (excluding loan prepayment penalties and new loan points).

Amylin will pay for the cost of moving your household goods and two vehicles, and for storage charges for up to 30 days, if necessary. The Company will also pay for you and your spouse for home finding visits and to relocate your family. You will be eligible for these relocation benefits for a period of 24 months from your start date. While residing in San Diego prior to the relocation of your Irvine household, the use of a corporate apartment will be available to you.

Your year end W-2 will be grossed up to cover non-deductible moving and relocation expenses in accordance with the Company's relocation guidelines.

Please note that the Company's relocation policy states that if an employee voluntarily terminates his or her employment with the Company within six months of hire, such employee may be required to reimburse the Company for all relocation expenses.

ADDITIONAL RELOCATION ALLOWANCE AND SINGING BONUS: The Company is also pleased to offer you a lump sum additional relocation allowance and signing bonus of $50,000 gross, payable in your first paycheck less applicable deductions. This payment is intended to ease the transition from Irvine to San Diego and could be used to cover relocation expenses not specifically covered in Amylin's relocation policy including, but not limited to: broker's commission above 6% on the sale of your home,
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closing costs on the purchase of a home in San Diego, or an interest rate differential.

EMPLOYEE BENEFITS: You will be entitled to the full range of the Company's employee benefits. At present these include medical, dental, life and disability insurances with coverage starting from the first of the month following your start date. In the next calendar quarter following your employment, you will be eligible to participate in the 401(k) savings plan. In addition, you will be eligible to participate in the Company's Employee Stock Purchase Plan at the first enrollment date following your hire. You will be entitled to 17 days of paid personal leave per calendar year, prorated from your date of hire. This leave is accrued on a monthly basis; the monthly accrual rate increases as your term of service increases, according to the Company's policy.

Acceptance of this offer will not be construed as creating a contract, express or implied, of continued employment or of employment for a particular period of time. Employment is at-will, that is, either you or Amylin Pharmaceuticals, Inc. may terminate the employment relationship at any time, with or without cause. The at-will relationship shall remain in full force and effect notwithstanding any statements to the contrary made by any Company personnel or set forth in any documents.

Should the Company terminate your employment, other than for cause, at any time during your first twelve months of employment, you will receive either the remainder of your first twelve months base salary or six months salary, whichever is greater, less applicable deductions.

We ask that you sign the Company's standard employee proprietary information and inventions agreement, which is a condition of your employment with Amylin Pharmaceuticals, Inc.

If you accept this offer, please return one signed Offer Letter, two signed Proprietary Information & Inventions Agreements, and one signed At-Will Agreement in the envelope provided. Due to certain ongoing programs, time is of the essence and should you accept this offer, we are anticipating a start date no later than July 11, 1996, therefore, this offer will expire if it is not accepted by midnight, Pacific Daylight Time, July 12, 1996.

Rick, we are very excited about the prospect of your joining Amylin. We have come a long way in our first eight years - from an interesting little peptide all the way to a new disease paradigm for diabetes. Personally, I feel privileged to have helped pioneer an important new area of science and to have laid the foundation for a medicine that could truly help millions of patients with diabetes. But the challenge now is to introduce that medicine to the medical community, to continue to play an equal role in the commercial process with our friends at Johnson & Johnson, and to build a very large, very profitable company where all of the best people in our industry want to be employed. I am absolutely convinced you are the man to lead Amylin to this
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greatness - as are the rest of the Amylin Board of Directors and management team. In my opinion, this is an opportunity for you to make medical and business history, and I sincerely hope you will accept the challenge.

Cordially,

/s/ Howard E. Greene, Jr.
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    Howard E. Greene, Jr.
    Chairman and Chief Executive Officer

Enclosures

cc:  Joe Cook


Accepted and Agreed:

/s/ Richard M. Haugen              July 12, 1996
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    Richard M. Haugen              Date